EXHIBIT 4.1

INVESTOR RIGHTS AGREEMENT

BY AND BETWEEN

WISDOMTREE, INC.

AND

GOLD BULLION HOLDINGS (JERSEY) LIMITED

DATED AS OF MAY 10, 2023

TABLE OF CONTENTS

Page

1. Definitions		1

2. Registration Rights		7

2.1	Approved Sales; Private Placements; Rule 144 Sales	7
2.2	Filing.	8
2.3	Requests for Underwritten Offerings	10
2.4	Piggyback Rights	11
2.5	Obligations of the Company	13
2.6	Obligations of GBH	16
2.7	Expenses	16
2.8	Indemnification	16
2.9	SEC Reports	19
2.10	Termination of Registration Rights.	19

3. Company Covenants		19

3.1	Company Information	19
3.2	Amendment to Certificate of Incorporation or Certificate of Designations	19

4. Miscellaneous		20

4.1	Governing Law; Submission to Jurisdiction	20
4.2	Waiver	20
4.3	Notices	21
4.4	Entire Agreement	21
4.5	Amendments	21
4.6	Headings; Nouns and Pronouns; Section References	21
4.7	Severability	21
4.8	Assignment	21
4.9	Successors and Assigns	22
4.10	Counterparts	22
4.11	Third Party Beneficiaries	22
4.12	No Strict Construction	22
4.13	Remedies	22
4.14	Specific Performance	22
4.15	No Conflicting Agreements	23

Exhibit A – Selling Stockholder Questionnaire

Exhibit B – Notices

Exhibit C – List of Pre-approved Potential Underwriters

i

INVESTOR RIGHTS AGREEMENT

THIS INVESTOR RIGHTS AGREEMENT (this “Agreement”) is made as of May 10, 2023, by and among Gold Bullion Holdings (Jersey) Limited (“GBH”), a company incorporated in Jersey with registered number 87321 and whose registered office is at 28 Esplanade, St. Helier, JE2 3QA, Jersey, and WisdomTree, Inc. (the “Company”), a Delaware corporation with its principal place of business at 250 West 34th Street, 3rd Floor, New York, New York 10119, USA.

WHEREAS, the Sale, Purchase and Assignment Deed relating to the Gold Receivables, dated as of May 10, 2023, by and among the Company, WisdomTree International Holdings Ltd, Electra Target Holdco Limited, ETFS Capital Limited, World Gold Council, GBH, Rodber Investments Limited and Graham Tuckwell (the “Purchase Agreement”) provides for the issuance by the Company to GBH of a number of shares of the Company’s Series C Non-Voting Convertible Preferred Stock, par value $0.01 per share equal to the WT Shares (as defined in the Purchase Agreement) (the “Consideration Shares”).

WHEREAS, as a condition to consummating the transactions contemplated by the Purchase Agreement, GBH and the Company have agreed upon certain rights and restrictions as set forth herein with respect to the Consideration Shares and other securities of the Company beneficially owned by GBH and its Affiliates, and it is a condition to the closing under the Purchase Agreement that this Agreement be executed and delivered by GBH and the Company.

WHEREAS, the Existing Registration Rights Agreement may be amended, and the observance of any term of the Existing Registration Rights Agreement may be waived, with (and only with) the written consent of the Company and the Persons holding a majority of the then outstanding Registrable Securities (as defined in the Existing Registration Rights Agreement).

WHEREAS, the Existing Holders hold a majority of the outstanding Registrable Securities (as defined in the Existing Registration Rights Agreement).

WHEREAS, the Existing Holders have entered into a waiver agreement with the Company with respect to the Company entering into this Agreement pursuant to Section 3(g) of the Existing Registration Rights Agreement.

NOW, THEREFORE, in consideration of the premises and mutual agreements hereinafter set forth, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions. As used in this Agreement, the following terms shall have the following meanings:

(a) “Affiliate” or “Affiliated” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person, it being understood for purposes of this definition that “control” of a Person means the power directly or indirectly either to vote at least fifty-one percent (51%) or more of the stock having ordinary voting power for the election of directors of such Person or direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

(b) “Agreement” shall have the meaning set forth in the Preamble to this Agreement, including all Exhibits attached hereto.

(c) “Alternative Shelf Registration Statement” shall have the meaning set forth in Section 2.2(c).

(d) “Approved Sale” means a sale of Registrable Shares by GBH pursuant to a Block Trade, an Underwritten Shelf Takedown, a Company Piggyback Offering or an Other Holder Piggyback Offering.

(e) “Automatic Filing Request” shall have the meaning set forth in Section 2.2(a).

(f) “Automatic Shelf Registration Statement” means an “automatic shelf registration statement” as defined in Rule 405 promulgated under the Securities Act.

(g) “beneficial owner,” “beneficially owns,” “beneficial ownership” and terms of similar import used in this Agreement shall, with respect to a Person, have the meaning set forth in Rule 13d-3 under the Exchange Act (i) assuming the full conversion into, and exercise and exchange for, shares of Common Stock of all Common Stock Equivalents beneficially owned by such Person and (ii) determined without regard for the number of days in which such Person has the right to acquire such beneficial ownership.

(h) “Block Trade” means any non-marketed Underwritten Offering or Rule 144 Sale taking the form of a bought deal or block sale to a financial institution.

(i) “Block Trade Request” shall have the meaning set forth in Section 2.3(a).

(j) “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(k) “Certificate of Designations” means the Certificate of Designations of Series C Non-Voting Convertible Preferred Stock of the Company.

(l) “Common Stock” shall have the meaning set forth in the Preamble to this Agreement.

(m) “Common Stock Equivalents” means any options, warrants or other securities or rights convertible into or exercisable or exchangeable for, whether directly or following conversion into or exercise or exchange for other options, warrants or other securities or rights, shares of Common Stock.

(n) “Company” shall have the meaning set forth in the Preamble to this Agreement.

(o) “Company Piggyback Offering” shall have the meaning set forth in Section 2.4(a).

(p) “Consideration Shares” shall have the meaning set forth in the Recitals.

(q) “Determination Date” shall have the meaning set forth in Section 2.2(b).

(r) “Disposition” or “Dispose of” means any (i) distribution, transfer or other disposition, directly or indirectly, to shareholders, partners, limited partners of GBH or any to other Person of any shares of Common Stock, or any Common Stock Equivalents, (ii) pledge, sale, contract to sell, sale of any option or contract to purchase, purchase of any option or contract to sell, grant of any option, right or warrant for the sale of, or other disposition of or transfer of any shares of Common Stock, or any Common Stock Equivalents, including, without limitation, any “short sale” or similar arrangement, or (iii) swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of shares of Common Stock, whether any such swap or transaction is to be settled by delivery of securities, in cash or otherwise.

(s) “Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

(t) “Existing Holders” means the holders who have outstanding Registrable Securities (as defined in the Existing Registration Rights Agreement) pursuant to the Existing Registration Rights Agreement.

(u) “Existing Registration Rights Agreement” shall mean that certain Third Amended and Restated Registration Rights Agreement, dated October 15, 2009, among the Company and certain other parties thereto.

(v) “First Filing Date” shall have the meaning set forth in Section 2.2(a).

(w) “Governmental Authority” means any court, agency, authority, department, regulatory body or other instrumentality of any government or country or of any national, federal, state, provincial, regional, county, city or other political subdivision of any such government or country or any supranational organization of which any such country is a member.

(x) “Group” means a “group” as that term is used in Section 13(d) of the Exchange Act and as defined in Rule 13d-5 thereunder.

(y) “Law” or “Laws” means all laws, statutes, rules, regulations, orders, judgments, injunctions and/or ordinances of any Governmental Authority.

(z) “Modified Clause” shall have the meaning set forth in Section 4.7.

(aa) “Other Holder” means any Person having rights to participate in a registration of the Company’s securities, including pursuant to the Existing Registration Rights Agreement.

(bb) “Other Holder Piggyback Offering” shall have the meaning set forth in Section 2.4(c).

(cc) “Other Registrable Securities” shall have the meaning set forth in Section 2.4(a).

(dd) “Person” means any individual, limited liability company, partnership, firm, corporation, association, trust, unincorporated organization, government or any department or agency thereof or other entity, as well as any Group.

(ee) “Private Placement” means the Disposition by GBH of any Registrable Securities in a transaction exempt from the registration requirements of the Securities Act.

(ff) “Private Placement Request” shall have the meaning set forth in Section 2.2(d).

(gg) “Prospectus” means the prospectus forming a part of any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all amendments (including post-effective amendments) and including all material incorporated by reference or explicitly deemed to be incorporated by reference in such prospectus.

(hh) “Purchase Agreement” shall have the meaning set forth in the Preamble to this Agreement, and shall include all Exhibits attached thereto.

(ii) “registers,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act, and the declaration or ordering of effectiveness of such Registration Statement or document by the SEC.

(jj) “Registrable Securities” means: the shares of Common Stock issuable upon conversion of the Consideration Shares; and all shares of Common Stock issued to GBH upon: (A) any stock split, stock dividend, share exchange, merger, consolidation or similar recapitalization; and (B) as (or issuable upon the exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange or in replacement thereof. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when: (x) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; or (y) such securities shall have been otherwise properly transferred in accordance with this Agreement and the Certificate of Designations, new certificates for them not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of them shall not require registration under the Securities Act.

(kk) “Registration Expenses” means all expenses incurred by the Company in connection with any Underwritten Offering, including, without limitation, all registration and filing fees, fees and expenses of compliance with securities or blue sky Laws (including reasonable fees and disbursements of counsel in connection with blue sky qualifications of any Registrable Securities), expenses of printing (i) certificates for any Registrable Securities in a form eligible for deposit with the Depository Trust Company or (ii) Prospectuses if the printing of Prospectuses is requested by GBH, messenger and delivery expenses, fees and disbursements of counsel for the Company and its independent certified public accountants (including the expenses of any management review, cold comfort letters or any special audits required by or incident to such performance and compliance), Securities Act liability insurance (if the Company elects to obtain such insurance), the reasonable fees and expenses of any special experts retained by the Company in connection with such registration, fees and expenses of other Persons retained by the Company and the reasonable fees and expenses of one (1) counsel for GBH; provided, however, that Registration Expenses shall not include any Selling Expenses. In addition, the Company will pay its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit and the fees and expenses incurred in connection with the listing of the Common Stock to be registered on each securities exchange, if any, on which equity securities issued by the Company are then listed or the quotation of such securities on any national securities exchange on which equity securities issued by the Company are then quoted.

(ll) “Registration Rights Term” shall have the meaning set forth in Section 2.2(a).

(mm) “Registration Statement” means any registration statement of the Company under the Securities Act that covers any of the Registrable Securities pursuant to the provisions of this Agreement, including the related Prospectus, all amendments and supplements to such registration statement (including post-effective amendments), and all exhibits and all materials incorporated by reference or explicitly deemed to be incorporated by reference in such Registration Statement.

(nn) “Rule 144 Sale” means the Disposition by GBH of any Registrable Securities in compliance with Rule 144 under the Securities Act.

(oo) “SEC” means the United States Securities and Exchange Commission.

(pp) “Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

(qq) “Selling Expenses” means all underwriting discounts, selling commissions and all transfer, stamp, issuance and similar taxes, costs and expenses that may be payable with respect to the sale of Registrable Securities pursuant to this Agreement or otherwise.

(rr) “Shelf Filing Request” shall have the meaning set forth in Section 2.2(c).

(ss) “Shelf Registration” means a registration of securities pursuant to a registration statement filed with the SEC in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).

(tt) “Shelf Registration Statement” means a registration statement to permit the public resale of the Registrable Securities.

(uu) “Subsidiary” of the Company means any corporation, association, limited liability company, partnership, joint venture or other business entity of which more than fifty percent (50%) of the voting stock or other equity interests, that is owned or controlled directly or indirectly by the Company, or one or more of the Subsidiaries of the Company, or a combination thereof.

(vv) “Substitute Shelf Registration Statement” shall have the meaning set forth in Section 2.2(b).

(ww) “Takedown Request” shall have the meaning set forth in Section 2.3(b).

(xx) “Then Outstanding Common Stock” means, at any time, the issued and outstanding shares of Common Stock at such time.

(yy) “Third Party” means any Person other than GBH, the Company or any of their respective Affiliates.

(zz) “Underwriter” means a securities dealer or dealers chosen by the Company which purchases any Registrable Securities as principal and not as part of such dealer’s market-making activities.

(aaa) “Underwritten Offering” means a registration in which Registrable Securities are sold to an Underwriter or GBH Underwriter for reoffering pursuant to a “takedown” of an Automatic Shelf Registration Statement, Substitute Shelf Registration Statement or Alternative Shelf Registration Statement, as applicable.

(bbb) “Underwritten Shelf Takedown” shall have the meaning set forth in Section 2.3(b).

(ccc) “Violation” shall have the meaning set forth in Section 2.8(a).

(ddd) “Well-Known Seasoned Issuer” means a “well-known seasoned issuer” as defined in Rule 405 promulgated under the Securities Act and which (a) is a “well-known seasoned issuer” under paragraph (1)(i)(A) of such definition or (b) is a “well-known seasoned issuer” under paragraph (1)(i)(B) of such definition and is also eligible to register a primary offering of its securities relying on General Instruction I.B.1 of Form S-3 under the Securities Act.

(eee) “GBH” shall have the meaning set forth in the Preamble to this Agreement.

(fff) “GBH Underwriter” means one (1) securities dealer chosen by GBH which purchases any Registrable Securities as principal and not as part of such dealer’s market-making activities.

2. Registration Rights.

2.1 Approved Sales; Private Placements; Rule 144 Sales.

(a) The Consideration Shares shall not be transferable to any Person other than an Affiliate of GBH, the Company or an Affiliate of the Company.

(b) Notwithstanding anything in this Agreement to the contrary, GBH shall not without the prior written approval of the Company, Dispose of any Registrable Securities at any time except pursuant to an Approved Sale or Private Placement, in each case, in accordance with Section 2 of this Agreement.

(c) Notwithstanding the foregoing, GBH may only Dispose of any Registrable Securities pursuant to a Rule 144 Sale, except in connection with a Block Trade, if, and to the extent, the Company fails to perform or materially breaches or fails to perform any of its obligations under Section 2.2(a)(i), Section 2.2(a)(ii), Section 2.2(b), Section 2.2(c)(i), Section 2.2(c)(ii), Section 2.2(c)(iii), Section 2.2(d), Section 2.2(f), Section 2.3(a), Section 2.3(b), Section 2.54(a), Section 2.54(c) or Section 2.54(e) and the Company has not cured such breach within thirty (30) days after GBH has given the Company written notice of such breach and of GBH’s intention to Dispose of Registrable Securities pursuant to a Rule 144 Sale.

(d) Other than in open market sale transactions where the identity of the purchaser is not known to GBH, GBH shall not Dispose of Registrable Securities to any Person that would knowingly result in any Third Party, together with such Third Party’s Affiliates and associates, owning, controlling or otherwise having any beneficial ownership interest representing in the aggregate five percent (5%) or more of the Then Outstanding Common Stock.

(e) Notwithstanding anything in this Agreement to the contrary, GBH shall not Dispose of any Then Outstanding Common Stock and/or Common Stock Equivalents, including through any derivative transactions, to ETFS Capital Limited, Graham Tuckwell, any of their Affiliates or associates or any Group formed by the foregoing Persons. GBH hereby represents and warrants to the Company that neither ETFS Capital Limited nor Graham Tuckwell, nor any of their respective Affiliates or associates are an Affiliate of GBH or its Affiliates.

2.2 Filing.

(a) Automatic Shelf Registration Statement . If, at any time from the later of the filing of the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2023 and August 15, 2023 (the “First Filing Date”) until 5:00 p.m. Eastern Time on the date of the fifth (5th) anniversary of such date (the “Registration Rights Term”) the Company is a Well-Known Seasoned Issuer, then GBH may request in writing that the Company prepare and file an Automatic Shelf Registration Statement to permit the public resale of all of the Registrable Securities subject to and in accordance with the terms of this Agreement (an “Automatic Filing Request”). Subject to Section 2.6, the Company shall: (i) use its commercially reasonable efforts to prepare and file such Automatic Shelf Registration Statement within ten (10) Business Days of the date of receipt of the Automatic Filing Request, provided however, that if such request is made prior to the First Filing Date, no such filing will be required before the First Filing Date; and (ii) cause such Automatic Shelf Registration Statement to remain effective thereafter until the earlier to occur of: (A) the expiration of the Registration Rights Term; (B) such time as there are no longer any Registrable Securities.

(b) Determination Date. If at any time after the filing of an Automatic Shelf Registration Statement by the Company, the Company is no longer a Well-Known Seasoned Issuer (the “Determination Date”), then within ten (10) Business Days after such Determination Date, the Company shall: (i) give written notice thereof to GBH; and (ii) subject to Section 2.6, file a Registration Statement on an appropriate form (or a post-effective amendment converting the Automatic Shelf Registration Statement to an appropriate form) covering all of the Registrable Securities subject to and in accordance with the terms of this Agreement (a “Substitute Shelf Registration Statement”). Subject to Section 2.6, the Company shall use commercially reasonable efforts to have such Substitute Shelf Registration Statement declared effective as promptly as practicable (but in no event more than thirty (30) days) after the date the Automatic Shelf Registration Statement is no longer useable by the Holders to sell their Registrable Securities.

(c) Alternative Shelf Registration Statement. If at any time during the Registration Rights Term the Company is not a Well-Known Seasoned Issuer, then GBH may request in writing (a “Shelf Filing Request”) that the Company prepare and file a Shelf Registration Statement on Form S-3 to permit the public resale of all of the Registrable Securities subject to and in accordance with the terms of this Agreement (an “Alternative Shelf Registration Statement”). The Company shall, subject to Section 2.6: (i) use its commercially reasonable efforts to prepare and file such Alternative Shelf Registration Statement within fifteen (15) Business Days of the date of the applicable Shelf Filing Request; (ii) use commercially reasonable efforts to cause such Alternative Shelf Registration Statement to be declared effective under the Securities Act as promptly as practicable, but in no event more than two (2) Business Days after the date that is thirty (30) days following the filing thereof (or one hundred and twenty (120) days following the filing thereof if the SEC notifies the Company that it will “review” the Alternative Shelf Registration Statement); and (iii) shall use commercially reasonable efforts to cause such Alternative Shelf Registration Statement to remain effective thereafter until the earlier to occur of: (A) the expiration of the Registration Rights Term; or (B) such time as there are no longer any Registrable Securities.

(d) Private Placement. At any time from the First Filing Date, GBH may request in writing (a “Private Placement Request”) that the Company approve a Private Placement (such approval to be in the Company’s sole discretion). For the avoidance of doubt, Private Placements are subject to Section 2.1(d) of this Agreement. The Company shall use its commercially reasonable efforts to determine whether to approve such Private Placement within ten (10) Business Days of the date of such Private Placement Request. The Company shall have no obligation to grant any registration rights to any Third Party purchaser in a Private Placement.

(e) Obligation to Suspend Distribution. Upon receipt of any written notice from the Company of the happening of: (i) any request by the SEC for any amendment or supplement to any Automatic Shelf Registration Statement, Substitute Shelf Registration Statement, Alternative Shelf Registration Statement, Block Trade, Underwritten Shelf Takedown Company Piggyback Offering, Other Holder Piggyback Offering or Private Placement, as applicable, or any Prospectus relating thereto or for additional information or of the occurrence of an event requiring the preparation of a supplement or amendment to such Prospectus; or (ii) upon any suspension by the Company, pursuant to regular quarterly blackout periods ahead of filing periodic financial statements or special blackout periods pursuant to a written insider trading compliance program adopted by the Company’s Board of Directors, the Company shall immediately discontinue disposition of such Registrable Securities pursuant to the Automatic Shelf Registration Statement, Substitute Shelf Registration Statement, Alternative Shelf Registration Statement, Block Trade, Underwritten Shelf Takedown Company Piggyback Offering, Other Holder Piggyback Offering, as applicable, covering such Registrable Securities or pursuant to a Private Placement until GBH receives the required supplemented or amended Prospectus or the restriction on the ability of “insiders” to transact in the Company’s securities is removed, as applicable, and, if so directed by the Company, GBH will deliver to the Company all copies, other than permanent file copies then in GBH’s possession, of the most recent Prospectus covering such Registrable Securities at the time of receipt of such notice.

(f) The Company may suspend disposition of Registrable Securities pursuant to Section 2.2(e) for (i) any one suspension that may not exceed ninety (90) days and (ii) up to an aggregate of one hundred and twenty (120) days for all such suspensions during any period of twelve (12) consecutive months.

(g) Well-Known Seasoned Issuer Status. The Company agrees to use commercially reasonable efforts to remain a Well-Known Seasoned Issuer.

2.3 Requests for Underwritten Offerings. Subject to Section 2.1(a) and Section 2.6, from and after the First Filing Date:

(a) GBH may request to sell all or any portion of the Registrable Securities in a Block Trade (each, a “Block Trade Request”); provided, that each Block Trade Request shall specify the approximate number of Registrable Securities to be sold in such Block Trade and the name of the GBH Underwriter, provided either that the GBH Underwriter is selected from a list of pre-approved potential underwriters provided by the Company, as listed in Exhibit C hereto, or that GBH notify the Company of the name of the desired GBH Underwriter and the Company shall provide approval (such approval to be in the Company’s sole discretion), of such GBH Underwriter. If no GBH Underwriter is selected, the Company shall use commercially reasonable efforts to select an Underwriter to facilitate such Block Trade no later than three (3) Business Days after the date of such Block Trade Request and shall notify GBH of the identity and contact information of such Underwriter. The Company shall not be required to effectuate more than six (6) Block Trades.

(b) GBH may request to sell all or any portion of its Registrable Securities in an Underwritten Offering not involving a Block Trade (each, an “Underwritten Shelf Takedown”) (each, a “Takedown Request”); provided, that the Takedown Request shall specify the approximate number of Registrable Securities to be sold pursuant to such Underwritten Shelf Takedown and the name of the GBH Underwriter. The Company shall not be obligated to effect more than six (6) Underwritten Shelf Takedowns pursuant to this Agreement and shall not be obligated to effect any Underwritten Shelf Takedown:

(i) if the Company has, within the twelve (12) month period preceding the date of the Takedown Request, already effected two (2) Underwritten Shelf Takedowns;

(ii) if the Company has, within the one hundred and eighty (180) day period preceding the date of the Takedown Request, already effected one (1) Underwritten Shelf Takedown; or

(iii) if requested by the Underwriter or GBH Underwriter, within up to one hundred and eighty (180) days after the pricing of: any offering of Common Stock of the Company registered under the Securities Act, including pursuant to any Shelf Registration or Shelf Registration Statement.

2.4 Piggyback Rights.

(a) Right to Piggyback on Primary Company Offerings. Whenever the Company proposes to register any of its securities, or proposes to offer any of its Common Stock pursuant to a registration statement in an underwritten offering under the Securities Act, in each case, other than pursuant to a Shelf Registration or Shelf Registration Statement (a “Company Piggyback Offering”), the Company shall give prompt written notice to GBH and the Other Holders of its intention to effect such Company Piggyback Offering; provided, that such notice shall be given not less than twenty (20) days prior to the expected date of commencement of marketing efforts for such Company Piggyback Offering. The Company shall, subject to the provisions of Section 2.1(a), Section 2.4(b) and Section 2.6, include in such Company Piggyback Offering all Registrable Securities with respect to which the Company has received written requests for inclusion therein from GBH and all shares of Common Stock with respect to which the Company has received written requests for inclusion therein from the Other Holders (“Other Registrable Securities”) within fifteen (15) days after sending the Company’s notice. Notwithstanding anything to the contrary contained herein, the Company may determine not to proceed with any Company Piggyback Offering upon written notice to GBH and the Other Holders.

(b) Priority on Company Piggyback Offerings. If the managing underwriters for any Company Piggyback Offering advise the Company in writing that in their reasonable opinion marketing factors require a limitation on the number of shares to be underwritten in such Company Piggyback Offering, the Company shall include in such Company Piggyback Offering the number which can be so sold in the following order of priority, which in the opinion of such underwriter would not adversely affect the success of such offering within the price range of such offering: (i) first, the securities the Company proposes to sell, (ii) second, subject to Section 2.6, the Registrable Securities permitted pursuant to Section 2.1(a) and the Other Registrable Securities, in each case, requested to be included in the Company Piggyback Offering, if the amount is less than all the Registrable Securities and the Other Registrable Securities requested to be sold, pro rata on the basis of the total number of Registrable Securities permitted to be included pursuant to Section 2.1(a) and the Other Registrable Securities, in each case, requested to be sold; provided, that in no event will such Other Registrable Securities represent less than twenty five percent (25%) of the securities of the Company to be included in such Company Piggyback Offering, and (iii) third, the other securities requested to be included in such Company Piggyback Offering.

(c) Right to Piggyback on Other Holder Offerings. Whenever the Other Holders request that the Company effect any registration with respect to any Common Stock, in each case, other than pursuant to a Shelf Registration or Shelf Registration Statement (an “Other Holder Piggyback Offering”), the Company shall give prompt written notice to GBH of its intention to effect such Other Holder Piggyback Offering; provided, that such notice shall be given not less than twenty (20) days prior to the expected date of commencement of marketing efforts for such Other Holder Piggyback Offering. The Company shall, subject to the provisions of Section 2.1(a), Section 2.4(d) and Section 2.6 include in such Other Holder Piggyback Offering all Registrable Securities with respect to which the Company has received written requests for inclusion therein from GBH within fifteen (15) days after sending the Company’s notice. Notwithstanding anything to the contrary contained herein, the Company may determine not to proceed with any Other Holder Piggyback Offering upon written notice to GBH.

(d) Priority on Other Holder Piggyback Offerings. If the managing underwriters for any Other Holder Piggyback Offering advise the Company in writing that in their reasonable opinion marketing factors require a limitation on the number of shares to be underwritten in such Other Holder Piggyback Offering, the Company shall include in such Other Holder Piggyback Offering the number which can be so sold in the following order of priority, which in the opinion of such underwriter would not adversely affect the success of such offering within the price range of such offering: (i) first, the Other Registrable Securities requested by the Other Holders to be included in such Other Holder Piggyback Offering in accordance with the Existing Registration Rights Agreement, (ii) second, subject to Section 2.6, the Registrable Securities permitted to be included pursuant to Section 2.1(a) requested to be included in such Other Holder Piggyback Offering, (iii) third, the securities the Company proposes to sell in such Other Holder Piggyback Offering, and (iv) fourth, the other securities requested to be included in such Other Holder Piggyback Offering to the extent permitted hereunder.

(e) Selection of Underwriters. The Company will have the right to select the investment banker(s) and manager(s) for any offering, subject to GBH’s right to appoint a GBH Underwriter in connection with each Block Trade and Underwritten Shelf Takedown, as applicable. The parties hereto agree to use commercially reasonable efforts to cause the GBH Underwriter to be entitled to the same percentage of the underwriting discount and commission or placement agent fee, as the case may be, in respect of each Underwritten Shelf Takedown or Block Trade, respectively, as the Underwriter of such Underwritten Shelf Takedown or Block Trade.

(f) Confidentiality. GBH agrees that the fact that a notice pursuant to this Section 2.4 has been delivered shall constitute confidential information and GBH agrees not to disclose that such notice has been delivered.

2.5 Obligations of the Company. Whenever required under Section 2.2 to effect the registration of any Registrable Securities pursuant to an Underwritten Offering, the Company shall, as expeditiously as reasonably possible:

(a) prepare and file with the SEC a Registration Statement with respect to such Registrable Securities sought to be included therein; provided, that at least three (3) Business Days prior to filing any Registration Statement or Prospectus or any amendments or supplements thereto, the Company shall furnish to GBH, its counsel, the Underwriter or GBH Underwriter copies of all such documents proposed to be filed, and GBH shall have the opportunity to comment on any information pertaining solely to GBH and its plan of distribution that is contained therein and the Company shall make the corrections reasonably requested by GBH, the Underwriter or GBH Underwriter with respect to such information prior to filing any such Registration Statement or amendment;

(b) prepare and file with the SEC such amendments and post-effective amendments to any Registration Statement and any Prospectus used in connection therewith as may be necessary to keep such Registration Statement effective until the date on which all Registrable Securities covered by such Registration Statement are sold pursuant thereto, and cause the Prospectus to be supplemented by any required Prospectus supplement, and as so supplemented to be filed pursuant to Rule 424 under the Securities Act, to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such registration statement until the date on which all Registrable Securities covered by such Registration Statement are sold pursuant thereto; provided, that at least three (3) Business Days prior to filing any such amendments and post effective amendments or supplements thereto, the Company shall furnish to GBH, its counsel, the Underwriter or GBH Underwriter copies of all such documents proposed to be filed, and any of GBH, the Underwriter or GBH Underwriter shall have the opportunity to comment on any information pertaining solely to GBH and its plan of distribution that is contained therein and the Company shall make the corrections reasonably requested by GBH, the Underwriter or GBH Underwriter with respect to such information prior to filing any such Registration Statement or amendment;

(c) furnish to GBH, the Underwriter or GBH Underwriter such numbers of copies of such Registration Statement, each amendment and supplement thereto, the Prospectus included in such Registration Statement (including each preliminary Prospectus or free writing Prospectus) in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities;

(d) notify GBH, promptly after the Company shall receive notice thereof, of the time when such Registration Statement becomes or is declared effective or when any amendment or supplement or any Prospectus forming a part of such Registration Statement has been filed;

(e) notify GBH promptly of any request by the SEC for the amending or supplementing of such Registration Statement or Prospectus or for additional information and promptly deliver to GBH copies of any comments received from the SEC;

(f) notify GBH promptly of any stop order suspending the effectiveness of such Registration Statement or Prospectus or the initiation of any proceedings for that purpose, and use all reasonable efforts to obtain the withdrawal of any such order or the termination of such proceedings;

(g) use all reasonable efforts to register and qualify the Registrable Securities covered by such Registration Statement under such other securities or blue sky Laws of such jurisdictions as shall be reasonably requested by GBH, use all reasonable efforts to keep each such registration or qualification effective, including through new filings, or amendments or renewals, until the date on which all Registrable Securities covered by such Registration Statement are sold pursuant thereto, and notify GBH of Registrable Securities covered by such Registration Statement of the receipt of any written notification with respect to any suspension of any such qualification; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

(h) enter into and perform its obligations under an underwriting agreement or placement agreement, as applicable, in usual and customary form with the Underwriter or GBH Underwriter of the Underwritten Shelf Takedown or Block Trade, as applicable, pursuant to which such Registrable Securities are being offered;

(i) use all reasonable efforts to obtain: (A) at the time of any Block Trade or Underwritten Shelf Takedown pursuant to such Registration Statement, a comfort letter and a “bring-down comfort letter,” dated as of the date of such sale, from the Company’s independent certified public accountants covering such matters of the type customarily covered by a comfort letter and a “bring-down comfort letters” as the Underwriter and GBH Underwriter may reasonably request; (B) an opinion and a negative assurances letter of counsel to the Company in customary form and covering such matters of the type customarily covered by such letters as the Underwriter or GBH Underwriter may reasonably request; (C) customary certificates executed by authorized officers of the Company as the Underwriter or GBH Underwriter may reasonably request; and (D) use all reasonable efforts to obtain an opinion or opinions addressed to the Underwriter or GBH Underwriter in customary form and scope from counsel for the Company;

(j) promptly notify GBH at any time when a Prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the Prospectus included in such Registration Statement or any offering memorandum or other offering document includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, and promptly prepare a supplement or amendment to such Prospectus or file any other required document so that, as thereafter delivered to the purchasers of such Registrable Securities, such Prospectus will not contain an untrue statement of material fact or omit to state any fact necessary to make the statements therein not misleading;

(k) permit GBH, if in GBH’s reasonable judgment GBH could reasonably be deemed to be an underwriter with respect to the Underwritten Offering, or to be a controlling Person of the Company, to reasonably participate in the preparation of such Registration Statement and to require the insertion therein of information to the extent concerning GBH, furnished to the Company in writing, which in the reasonable judgment of GBH and its counsel should be included;

(l) upon reasonable notice and during normal business hours, subject to the Company receiving customary confidentiality undertakings or agreements from GBH or other person obtaining access to Company records, documents, properties or other information pursuant to this Section 2.5(l), make available for inspection by a representative of GBH, the Underwriter and GBH Underwriter and any attorneys or accountants retained by any of GBH, the Underwriter or GBH Underwriter, relevant financial and other records, pertinent corporate documents and properties of the Company, and use all reasonable efforts to cause the officers, directors and employees of the Company to supply all information reasonably requested by any such representative, Underwriter, GBH Underwriter, attorneys or accountants in connection with the Registration Statement;

(m) with respect to each of the six (6) Underwritten Shelf Takedowns, participate, to the extent requested by the Underwriter or GBH Underwriter, in efforts extending for no more than five (5) Business Days scheduled by such Underwriter and reasonably acceptable to the Company’s senior management, to sell the Registrable Securities being offered pursuant to such Underwritten Shelf Takedowns (including participating during such period in customary “roadshow” meetings);

(n) use all reasonable efforts to comply with all applicable rules and regulations of the SEC relating to such registration and make generally available to its security holders earning statements satisfying the provisions of Section 11(a) of the Securities Act, provided that the Company will be deemed to have complied with this Section 2.5(n) with respect to such earning statements if it has satisfied the provisions of Rule 158;

(o) if requested by the Underwriter or GBH Underwriter, promptly incorporate in a Prospectus supplement or post-effective amendment such information as the Underwriter and GBH Underwriter reasonably requests to be included therein, with respect to the Registrable Securities being sold by GBH, including, without limitation, the purchase price being paid therefor by the Underwriter or GBH Underwriter and with respect to any other terms of the Underwritten Offering of Registrable Securities to be sold in such offering, and promptly make all required filings of such Prospectus supplement or post-effective amendment;

(p) cause the Registrable Securities covered by such Registration Statement to be listed on each securities exchange, if any, on which equity securities issued by the Company are then listed;

(q) reasonably cooperate with GBH, the Underwriter or GBH Underwriter participating in the disposition of such Registrable Securities and their respective counsel in connection with filings required to be made with the Financial Industry Regulatory Authority, Inc., if any; and

(r) provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by the applicable Registration Statement from and after a date not later than the effective date of such Registration Statement.

2.6 Obligations of GBH.

(a) Notwithstanding anything in this Agreement to the contrary, it shall be a condition precedent to the right of GBH to include any Registrable Securities in an Approved Sale or to the obligation of the Company to take any other action pursuant to this Section 2 that GBH shall: (i) furnish to the Company such information regarding itself and the Registrable Securities held by it as shall be reasonably necessary to effect the registration of GBH’s Registrable Securities, including the information required in the Selling Stockholder Questionnaire attached hereto as Exhibit A; (ii) enter into an underwriting agreement or placement agreement in customary form and provide customary representations and warranties, and customary indemnities to the applicable underwriter and the Company as provided in the applicable underwriting agreement or placement agreement; (iii) sell any Registrable Securities on the basis provided in the applicable underwriting agreement or placement agreement; and (iv) complete and execute all questionnaires, powers of attorney, indemnities and other documents reasonably required by the underwriter(s) or the Company.

(b) GBH shall use commercially reasonable efforts to work with the Company, the Underwriter or GBH Underwriter prior to making any Block Trade Request or Takedown Request in order to facilitate preparation of the Registration Statement, Prospectus and other offering documentation related to the applicable Block Trade or Underwritten Shelf Takedown.

2.7 Expenses. Except as specifically provided herein, all Registration Expenses shall be borne by the Company. All Selling Expenses incurred in connection with any registration hereunder shall be borne by GBH.

2.8 Indemnification. In the event any Registrable Securities are included in a Registration Statement under this Agreement:

(a) The Company shall indemnify and hold harmless GBH, any Underwriter, GBH Underwriter and each Person, if any, who controls GBH, Underwriter or GBH Underwriter within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act and the officers, directors, owners, agents and employees of such controlling Persons, against any and all losses, claims, damages or liabilities (joint or several) to which they may become subject under any securities Laws including, without limitation, the Securities Act, the Exchange Act, or any other statute or common law of the United States or any other country or political subdivision thereof, or otherwise, including the amount paid in settlement of any litigation commenced or threatened (including any amounts paid pursuant to or in settlement of claims made under the indemnification or contribution provisions of any underwriting or similar agreement entered into by GBH in connection with any offering or sale of securities covered by this Agreement), and shall promptly reimburse them, as and when incurred, for any legal or other expenses incurred by them in connection with investigating any claims and defending any actions, insofar as any such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (each, a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in or incorporated by reference into such Registration Statement, including any preliminary Prospectus or final Prospectus contained therein or any free writing Prospectus or any amendments or supplements thereto, or in any offering memorandum or other offering document relating to the offering and sale of such securities or (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; provided, however, the Company shall not be liable in any such case for any such loss, claim, damage, liability or action to the extent that (A) it arises out of or is based upon a Violation which occurs solely in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by GBH; or (B) is caused by GBH’s disposition of Registrable Shares during any period during which GBH was obligated to discontinue any disposition of Registrable Shares pursuant to Section 2.2(d), including as a result of any stop order suspending the effectiveness of any registration statement or Prospectus with respect to Registrable Securities, of which GBH had received prior written notice from the Company.

(b) GBH shall indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each Person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act and the officers, directors, owners, agents and employees of such controlling Persons, any Underwriter, GBH Underwriter, any other Person selling securities in such registration statement and any controlling Person of any such Underwriter, GBH Underwriter or other Person, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing Persons may become subject, under liabilities (or actions in respect thereto) which arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation: (i) arises out of or is based upon a Violation which occurs solely in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by GBH; or (ii) is caused by GBH’s disposition of Registrable Shares using a registration statement during any period during which GBH is obligated to discontinue any disposition of Registrable Shares pursuant to Section 2.2(d), including as a result of any stop order suspending the effectiveness of any such registration statement or Prospectus with respect to Registrable Securities of which GBH had received prior written notice. GBH shall reimburse, as and when incurred, any legal or other expenses reasonably incurred by any Person intended to be indemnified pursuant to this Section 2.8(b), in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 2.8(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without consent of GBH, which consent shall not be unreasonably withheld; provided, further, that, other than with respect to Section 2.8(b)(ii), the total amount to be indemnified shall be limited to the net proceeds (after deducting the underwriting discounts and commissions) received by GBH in the offering to which the registration statement or Prospectus relates.

(c) Promptly after receipt by an indemnified party under this Section 2.8 of notice of the commencement of any action (including any action by a Governmental Authority), such indemnified party shall, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.8, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the reasonable fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall not relieve such indemnifying party of any liability to the indemnified party under this Section 2.8 except to the extent that the indemnifying party would be prejudiced as a result of such failure, but the omission so to deliver written notice to the indemnifying party shall not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.8.

(d) In order to provide for just and equitable contribution to joint liability in any case in which a claim for indemnification is made pursuant to this Section 2.8 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 2.8 provided for indemnification in such case, the Company and GBH shall contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in proportion to the relative fault of the Company, on the one hand, and GBH, on the other hand in connection with the statements or omissions which result in such losses, claims, damages liabilities, or expenses as well as any other relevant equitable considerations. The relative fault of the indemnifying party on the one hand and of the indemnified party on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party, and by such Person’s relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, however, that in any such case, no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; provided further, however, that in no event shall any contribution under this Section 2.8(d) on the part of GBH exceed the net proceeds (after deducting the underwriting discounts and commissions) received by GBH from the sale of Registrable Securities giving rise to such contribution obligation, except in the case of Section 2.8(b)(ii) or willful misconduct or fraud by GBH, which has been determined in a final adjudication to which GBH has no further rights of appeal.

(e) The obligations of the Company and GBH under this Section 2.8 shall survive the completion of any offering of Registrable Securities in a registration statement under this Agreement and otherwise.

2.9 SEC Reports. With a view to making available to GBH the benefits of Rule 144 under the Securities Act and any other rule or regulation of the SEC that may at any time permit GBH to sell Registrable Securities of the Company to the public without registration, the Company agrees to at any time that it is a reporting company under Section 13 or 15(d) of the Exchange Act:

(a) file with the SEC in a timely manner all reports and other documents required of the Company under the Exchange Act; and

(b) furnish to GBH, so long as GBH owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of the Exchange Act, (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC (exclusive of Rule 144A) which permits the selling of any Registrable Securities without registration.

2.10 Termination of Registration Rights. Except for Section 2.8, which shall survive until the expiration of any applicable statutes of limitation, Section 2 shall terminate automatically and have no further force or effect upon the expiration of the Registration Rights Term.

3. Company Covenants.

3.1 Company Information. For so long as GBH holds Registrable Securities, the Company shall deliver a copy of its Annual Report on Form 10-K, Quarterly Report on Form 10-Q and any Current Report on Form 8-K filed by the Company with the SEC promptly following the filing date of such reports.

3.2 Amendment to Certificate of Incorporation or Certificate of Designations. For so long as GBH holds Registrable Securities, the Company will not amend its certificate of incorporation or the Certificate of Designations in any manner materially adverse to GBH without the written consent of GBH.

5.3 Current Public Information. For so long as GBH holds Registrable Securities, the Company, during any period in which it is not subject to and in compliance with Section 13 or 15(d) of the Exchange Act or it is not exempt from such reporting requirements pursuant to and in compliance with Rule 12g3-2(b) under the Exchange Act, will provide to GBH and to each prospective Third Party purchaser (as designated by GBH) of such Registrable Securities, upon the request of GBH or prospective Third Party purchaser, any information required to be provided by Rule 144A(d)(4) under the Securities Act. This covenant is intended to be for the benefit of the GBH and the prospective Third Party purchasers designated by GBH, from time to time of such Registrable Securities.

4. Miscellaneous.

4.1 Governing Law; Submission to Jurisdiction. This Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed by, the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Delaware. Each of the Company and GBH hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the city of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. THE COMPANY AND GBH HEREBY IRREVOCABLY WAIVE ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

4.2 Waiver. Waiver by a party of a breach hereunder by another party shall not be construed as a waiver of any subsequent breach of the same or any other provision. No delay or omission by a party in exercising or availing itself of any right, power or privilege hereunder shall preclude the later exercise of any such right, power or privilege by such party. No waiver shall be effective unless made in writing with specific reference to the relevant provision(s) of this Agreement and signed by a duly authorized representative of the party granting the waiver.

4.3 Notices. All notices, instructions and other communications hereunder or in connection herewith shall be in writing, shall be sent to the address of the relevant party set forth on Exhibit B attached hereto and shall be (a) delivered personally, (b) sent by registered or certified mail, return receipt requested, postage prepaid, (c) sent via a reputable nationwide overnight courier service or (d) sent by electronic mail, with a confirmation copy to be sent by registered or certified mail, return receipt requested, postage prepaid. Any such notice, instruction or communication shall be deemed to have been delivered upon receipt if delivered by hand, three (3) Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid, one (1) Business Day after it is sent via a reputable nationwide overnight courier service or when transmitted with electronic confirmation of receipt, if transmitted by electronic mail (if such transmission is made during regular business hours of the recipient on a Business Day; or otherwise, on the next Business Day following such transmission). Any party may change its address by giving notice to the other parties in the manner provided above.

4.4 Entire Agreement. This Agreement, the Purchase Agreement and the Certificate of Designations contain the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous arrangements or understandings, whether written or oral, with respect hereto and thereto.

4.5 Amendments. No provision in this Agreement shall be supplemented, deleted or amended except in a writing executed by an authorized representative of each of the parties hereto.

4.6 Headings; Nouns and Pronouns; Section References. Headings in this Agreement are for convenience of reference only and shall not be considered in construing this Agreement. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of names and pronouns shall include the plural and vice-versa. References in this Agreement to a section or subsection shall be deemed to refer to a section or subsection of this Agreement unless otherwise expressly stated.

4.7 Severability. If, under applicable Laws, any provision hereof is invalid or unenforceable, or otherwise directly or indirectly affects the validity of any other material provision(s) of this Agreement in any jurisdiction (“Modified Clause”), then, it is mutually agreed that this Agreement shall endure and that the Modified Clause shall be enforced in such jurisdiction to the maximum extent permitted under applicable Laws in such jurisdiction; provided, that the parties shall consult and use all reasonable efforts to agree upon, and hereby consent to, any valid and enforceable modification of this Agreement as may be necessary to avoid any unjust enrichment of either party and to match the intent of this Agreement as closely as possible, including the economic benefits and rights contemplated herein.

4.8 Assignment. Neither this Agreement nor any rights or duties of a party hereto may be assigned by such party, in whole or in part, without (a) the prior written consent of the Company in the case of any assignment by GBH; or (b) the prior written consent of GBH in the case of an assignment by the Company. The rights under this Agreement may be assigned (but only with all related obligations) by GBH to a transferee of Registrable Securities that (i) is an Affiliate of GBH; provided, however, that (x) the Company is, at least five (5) Business Days prior such transfer, furnished with written notice of the name and address of such transferee and the Registrable Securities with respect to which such rights are being transferred and evidence satisfactory to the Company that such transferee is an Affiliate of GBH; and (y) such transferee agrees in a written instrument delivered to the Company to be bound by and subject to the terms and conditions of this Agreement.

4.9 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

4.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

4.11 Third Party Beneficiaries. None of the provisions of this Agreement shall be for the benefit of or enforceable by any third party other than pursuant to Section 2.8. Except with respect to Section 2.8, no third party shall obtain any right under any provision of this Agreement or shall by reason of any such provision make any claim in respect of any debt, liability or obligation (or otherwise) against any party hereto.

4.12 No Strict Construction. This Agreement has been prepared jointly and will not be construed against any party.

4.13 Remedies. The rights, powers and remedies of the parties under this Agreement are cumulative and not exclusive of any other right, power or remedy which such parties may have under any other agreement or Law. No single or partial assertion or exercise of any right, power or remedy of a party hereunder shall preclude any other or further assertion or exercise thereof.

4.14 Specific Performance. The Company and GBH hereby acknowledge and agree that the rights of the parties hereunder are special, unique and of extraordinary character, and that if any party refuses or otherwise fails to act, or to cause its Affiliates to act, in accordance with the provisions of this Agreement, such refusal or failure would result in irreparable injury to the Company or GBH, as the case may be, the exact amount of which would be difficult to ascertain or estimate and the remedies at law for which would not be reasonable or adequate compensation. Accordingly, if any party refuses or otherwise fails to act, or to cause its Affiliates to act, in accordance with the provisions of this Agreement, then, in addition to any other remedy which may be available to any damaged party at law or in equity, such damaged party will be entitled to seek specific performance and injunctive relief, without posting bond or other security, and without the necessity of proving actual or threatened damages, which remedy such damaged party will be entitled to seek in any court of competent jurisdiction.

4.15 No Conflicting Agreements. GBH hereby represents and warrants to the Company that, other than with respect to the Existing Registration Rights Agreement, it is not, as of the date of this Agreement, a party to, and agrees that, , it shall not, on or after the date of this Agreement, enter into any agreement that conflicts with the rights granted to the Company in this Agreement. The Company hereby represents and warrants to GBH that it is not, as of the date of this Agreement, a party to, and further agrees with GBH that it shall not, on or after the date of this Agreement, enter into, any agreement that conflicts with the rights granted to GBH in this Agreement, in each case, other than with respect to the Existing Registration Rights Agreement, or enter into any agreement that contains registration rights which are more favorable than the rights granted hereunder unless any such more favorable rights are concurrently added to the rights granted hereunder. The Company further represents and warrants that the rights granted to GBH hereunder do not in any way conflict with the rights granted to any other holder of the Company’s securities under any other agreements in effect as of the date of this Agreement, other than with respect to the Existing Registration Rights Agreement.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

WISDOMTREE, INC.

By:	/s/ Jonathan Steinberg
Name:	Jonathan Steinberg
Title:	Chief Executive Officer

GOLD BULLION HOLDINGS (JERSEY) LIMITED

By:	/s/ Daniel Pringle
Name:	Daniel Pringle
Title:	Director

EXHIBIT A

WISDOMTREE, INC.

Selling Stockholder Questionnaire and Acknowledgement

in Connection with Filing of Form S-3 to Register Common Stock held by Gold Bullion Holdings (Jersey) Limited

A-1

EXHIBIT B

NOTICES

B-1

EXHIBIT C

LIST OF PRE-APPROVED POTENTIAL UNDERWRITERS

C-1